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                             EXHIBIT 11

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
THE FISCAL YEARS ENDED JULY 31, 1995, 1996 AND 1997
(WHOLE DOLLARS EXCEPT PER SHARE DATA)

                                     1995         1996          1997

Net Income Applicable
 to Common stock                  $ 5,141,379   $7,663,858   $11,218,808
                                  ===========   ==========   ===========


Primary Earnings (Loss):
 Weighted average number of
 common shares outstanding         10,588,766   10,616,376    10,775,991

Common share equivalents arising
 from stock options(1)                      0      243,443       172,698
                                  -----------   ----------   -----------
Weighted average number of
 common shares as adjusted         10,588,766   10,859,819    10,948,689
                                  ===========   ==========   ===========

Net Income (Loss) per common
 and common equivalent share      $      0.49   $     0.71   $      1.02
                                  ===========   ==========   ===========


Fully Diluted Earnings (Loss):
 Weighted average number of
 common shares outstanding         10,588,766   10,616,376    10,775,991

Common share equivalents arising
 from stock options(1)                      0      311,908       218,509
                                  -----------   ----------   -----------
Weighted average number of
 Common shares as adjusted         10,588,766   10,928,284    10,994,500
                                  ===========   ==========   ===========

Net Income (Loss) per common
 and common equivalent share      $      0.49   $     0.70   $      1.02
                                  ===========   ==========   ===========


(1) In the year ended July 31, 1995 common share equivalents arising from stock options did not impact the per share amounts as they were either insignificant or anti-dilutive.